CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
90% Principal Protected Currency-Linked Notes due 2012	$3,109,000	$221.67

May 2010 Pricing Supplement No. 375 Registration Statement No. 333-156423 Dated May 24, 2010 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Currencies

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar
Brazilian real + Russian ruble + Indian rupee + Malaysian ringgit
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 90% of principal and have the terms described in this pricing supplement, as supplemented by the accompanying prospectus supplement for partially capital protected currency-linked notes and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds an amount in cash that may be more than, equal to or less than the stated principal amount based on the performance of the basket of four currencies as a whole.  All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,109,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	May 24, 2010
Original issue date:	May 27, 2010 (3 business days after the pricing date)
Maturity date:	May 24, 2012
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Interest:	None
Basket:	The basket consists of four emerging markets currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:
Basket currencies	Weighting	Initial exchange rate	Reference source
Brazilian real (“BRL”)	25%	1.8522	Reuters page “BRFR”
Russian ruble (“RUB”)	25%	31.0550	Reuters page “EMTA”
Indian rupee (“INR”)	25%	46.6700	Reuters page “RBIB”
Malaysian ringgit (“MYR”)	25%	3.3187	Reuters page “ABSIRFIX01”
Payment at maturity:
If the basket appreciates relative to the U.S. dollar (i.e. the basket performance is positive):

$1,000 + supplemental redemption amount

If the basket depreciates or does not appreciate relative to the U.S. dollar (i.e. the basket performance is zero or negative):

$1,000 + ($1,000  x   basket performance), subject to the minimum payment amount

If the basket depreciates, the basket performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per note by an amount that is proportionate to the percentage depreciation of the basket.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:	$1,000 times the basket performance times the participation rate.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	110%
Currency performance:
With respect to each basket currency:
 (initial exchange rate / final exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date (see “Basket—Initial exchange rate” above).
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Valuation date:	May 21, 2012
CUSIP / ISIN:	617482JX3 / US617482JX34
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Note	100%	2.25%	97.75%
Total	$3,109,000	$69,952.50	$3,039,047.50
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.25% for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected currency-linked notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Partially Capital Protected Currency-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket performance represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.  Viewed another way, it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

In the example below, an investor holding U.S. dollars could purchase 1.75090 Brazilian real with $1.00 on the pricing date.  If those Brazilian real were converted back into U.S. dollars on the valuation date, the investor would receive $1.10 (i.e., 110% of the original $1.00) because 1.59173 Brazilian real would be exchanged for $1.00, and the remaining 0.15917 Brazilian real would be exchanged for an additional $0.10 at an exchange rate of 1.59173 Brazilian real per dollar on the valuation date. Accordingly, from the point of view of a U.S. dollar investor, the Brazilian real has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.75090	1.59173

Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  Viewed another way, it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

In the example below, an investor holding U.S. dollars could purchase 1.75090 Brazilian real with $1.00 on the pricing date.  If those Brazilian real were converted back into U.S. dollars on the valuation date, the investor would receive $0.90 (i.e., 90% of the original $1.00) because the 1.75090 Brazilian real held by the investor would be exchanged for only $0.90 at an exchange rate of 1.94544 real per dollar on the valuation date. Accordingly, from the point of view of a U.S. dollar investor, the Brazilian real has weakened relative to the U.S. dollar by 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.75090	1.94544

Actual exchange rates on the pricing date and the valuation date will vary from those used in the examples above.

May 2010	Page 2

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 90% of principal and have the terms described in this pricing supplement, as supplemented by the accompanying prospectus supplement for partially capital protected currency-linked notes and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds an amount in cash that may be more than, equal to or less than the stated principal amount based on the performance of the basket as a whole.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date:	Maturity date:
May 24, 2010	May 27, 2010 (3 business days after the pricing date)	May 24, 2012
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,109,000
Basket:	The basket consists of four emerging markets currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:
Basket currencies	Weighting	Initial exchange rate	Reference source
Brazilian real (“BRL”)	25%	1.8522	Reuters page “BRFR”
Russian ruble (“RUB”)	25%	31.0550	Reuters page “EMTA”
Indian rupee (“INR”)	25%	46.6700	Reuters page “RBIB”
Malaysian ringgit (“MYR”)	25%	3.3187	Reuters page “ABSIRFIX01”
Issue price:	$1,000 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Payment at maturity:
The following payment at maturity calculation supersedes in its entirety the applicable calculation in “Payment at Maturity” in the accompanying prospectus supplement for partially capital protected currency-linked notes:

If the basket appreciates relative to the U.S. dollar (i.e. the basket performance is positive):

$1,000 + supplemental redemption amount

If the basket depreciates or does not appreciate relative to the U.S. dollar (i.e. the basket performance is zero or negative):

$1,000 + ($1,000  x   basket performance), subject to the minimum payment amount

If the basket depreciates, the basket performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per note by an amount that is proportionate to the percentage depreciation of the basket.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:	$1,000 times the basket performance times the participation rate.
Basket performance:	Sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than zero, in which case you will lose some of your investment.

Please see “Hypothetical Payout on the Notes” starting on page 7 for full examples of how to calculate the basket performance at maturity.

Currency performance:
With respect to each basket currency:
(initial exchange rate / final exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Participation rate:	110%
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date (see “Basket—Initial exchange rate” above).
Risk factors:	Please see “Risk Factors” beginning on page 10.

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90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Partially Capital Protected Currency-Linked Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement.

Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to the valuation date, the calculation agent, in its sole discretion, will determine the final exchange rate (or make such adjustment to the initial exchange rate) on the valuation date, in accordance with legal requirements and market practice.

Valuation date:	May 21, 2012.
Capital protected notes:
All references to “capital protected” in the accompanying prospectus supplement for partially capital protected currency-linked notes shall be deemed to refer to “principal protected” when read in conjunction with this pricing supplement.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482JX3
ISIN:	US617482JX34
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 2.5267% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,051.3053 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2010	$2.3161	$2.3161
July 1, 2010 through December 31, 2010	$12.6628	$14.9789
January 1, 2011 through June 30, 2011	$12.8227	$27.8016
July 1, 2011 through December 31, 2011	$12.9847	$40.7863
January 1, 2012 through the Maturity Date	$10.5190	$51.3053

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	MS & Co.

May 2010	Page 4

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies.  Such purchase activity could have increased the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, could have increased the value relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a

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90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.25% for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.25%	<$1MM
99.625%	1.875%	≥$1MM and <$3MM
99.438%	1.688%	≥$3MM and <$5MM
99.25%	1.50%	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This is a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for partially capital protected currency-linked notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

Presented below are three full examples showing how to calculate the payment at maturity.

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates or basket performances used in the examples below are hypothetical and do not reflect actual exchange rates or basket performances.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	25%	1.75090	1.59173	10%
RUB	25%	29.12600	26.47818	10%
INR	25%	44.55500	40.50455	10%
MYR	25%	3.19750	2.90682	10%

Basket performance = Sum of currency performance values
[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25%, plus
[(Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25%, plus
[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus
[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  25%

So, using the hypothetical exchange rates above:

[(1.75090 / 1.59173) – 1] x 25% = 2.50%, plus
[(29.126 / 26.47818) – 1] x 25% = 2.50%, plus
[( 44.555 / 40.50455) – 1] x 25% = 2.50%, plus
[( 3.19750 / 2.90682) – 1] x 25% = 2.50%

Hypothetical basket performance	=	10%

Payment at maturity	=	$1,000 + supplemental redemption amount

Participation rate	=	110%

Supplemental redemption amount	=	$1,000 x basket performance x participation rate
	=	$1,000 x 10% x 110% = $110

Because the basket performance is greater than zero, investors would receive a supplemental redemption amount.  Therefore, the total payment at maturity per note would be $1,110, which is the sum of the $1,000 stated principal amount and the supplemental redemption amount of $110.

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90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Example 2:  The basket performance is negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	25%	1.75090	1.59173	10%
RUB	25%	29.12600	32.36222	-10%
INR	25%	44.55500	55.69375	-20%
MYR	25%	3.19750	2.90682	10%

Basket performance = Sum of currency performance values
[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25%, plus
[(Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25%, plus
[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus
[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  25%

So, using the hypothetical exchange rates above:

[(1.75090 / 1.59173) – 1] x 25% = 2.50%, plus
[(29.126 / 32.36222) – 1] x 25% = -2.50%, plus
[(44.55500 / 55.69375) – 1] x 25% = -5.00%, plus
[(3.19750 / 2.90682 – 1] x 25% = 2.50%

Hypothetical basket performance	=	-2.50%

Payment at maturity	=	$1,000 + ($1,000 x basket performance); subject to the minimum payment amount of $900

	=	$1,000 + ($1,000 x (-2.50%))

	=	$1,000 + (-$25)

	=	$975

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Brazilian real and the Malaysian ringgit, would be more than offset by the depreciation of the Russian ruble and the Indian rupee.

May 2010	Page 8

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Example 3: The basket performance is significantly less than zero.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	25%	1.75090	1.66752	5%
RUB	25%	29.12600	36.40750	-20%
INR	25%	44.55500	63.65000	-30%
MYR	25%	3.19750	4.56786	-30%

Basket performance = Sum of currency performance values
[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25%, plus
Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25%, plus
[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus
[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  25%

So, using the hypothetical exchange rates above:

[(1.75090 / 1.66752) – 1] x 25% = 1.25%, plus
[(29.12600 / 36.40750) – 1] x 25% = -5.00%, plus
[(44.55500 / 63.65000) – 1] x 25% = -7.50%, plus
[(3.19750 / 4.56786) – 1] x 25% = -7.50%

Hypothetical basket performance	=	-18.75%

Payment at maturity	=	$1,000 + ($1,000 x basket performance); subject to the minimum payment amount of $900

	=	$1,000 + ($1,000 x (-18.75%))

	=	$1,000 + (-$187.50)

	=	The minimum payment amount of $900

In this example, since $812.50 is less than the minimum payment amount of $900, the investor would receive the minimum payment amount.

May 2010	Page 9

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.

▪
The notes do not pay interest and provide a minimum payment amount of only 90% of principal.  The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity.  If the basket as a whole has depreciated, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each note by an amount proportionate to the decrease in the value of the basket, subject to the minimum payment amount of $900 per note (90% of the stated principal amount).

▪
The return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The overall return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with maturities comparable to that of the notes, which will be two years from the issue date.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. The term “90% principal protected” means that, under the terms of the notes, Morgan Stanley is obligated to return to you 90% of the stated principal amount at maturity, even if the value of the basket decreases by more than 10%.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency against the U.S. dollar are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

May 2010	Page 10

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

▪
The recent global financial crisis may heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  For example, the Russian Central Bank devalued the ruble several times at the end of 2008 in response to economic and market conditions, primarily significant decreases in the price of oil.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.  The basket of currencies has been volatile in recent periods and we can give no assurance that this volatility will not continue in the future.  See the historical graph under “Basket Overview” and “Historical Information”.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies and the U.S.; and (viii) any actual or anticipated changes in our credit ratings or credit spreads.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially offset any increase in the value of the other basket currencies.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. The notes are linked to the performance of a basket consisting entirely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging its obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

May 2010	Page 11

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, has determined the initial exchange rate and will determine the final exchange rate for each basket currency, the currency performance values and the basket performance, and will calculate the amount you will receive at maturity.  Any of these determinations made by MSCS in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may adversely affect the payout to you at maturity.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Hedging and trading activity by our subsidiaries could adversely affect the value of the notes. One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could have increased the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of one or more of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

May 2010	Page 12

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Historical Information

The first graph below sets forth the basket performance for the period from January 1, 2005 through May 24, 2010.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity.  The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2005 through May 24, 2010.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

Basket Historical Performance January 1, 2005 to May 24, 2010

May 2010	Page 13

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

BRL (# BRL / 1 USD)	High	Low	Period End
2005
First Quarter	2.76400	2.56650	2.67900
Second Quarter	2.65880	2.33250	2.33250
Third Quarter	2.48700	2.21400	2.22750
Fourth Quarter	2.38000	2.16150	2.33550
2006
First Quarter	2.33640	2.10400	2.16400
Second Quarter	2.35250	2.05550	2.16500
Third Quarter	2.22440	2.12300	2.16900
Fourth Quarter	2.19120	2.12940	2.13640
2007
First Quarter	2.15230	2.04440	2.05940
Second Quarter	2.04780	1.90450	1.92900
Third Quarter	2.09300	1.83360	1.83360
Fourth Quarter	1.83900	1.73300	1.78000
2008
First Quarter	1.83060	1.66890	1.75190
Second Quarter	1.74440	1.59150	1.60370
Third Quarter	1.96340	1.56000	1.90460
Fourth Quarter	2.51270	1.91760	2.31450
2009
First Quarter	2.44730	2.17650	2.32280
Second Quarter	2.27370	1.92310	1.95180
Third Quarter	2.00920	1.76700	1.76700
Fourth Quarter	1.78660	1.69890	1.74450
2010
First Quarter	1.89500	1.72000	1.78130
Second Quarter (through May 24, 2010)	1.88360	1.72700	1.87130

Brazilian real January 1, 2005 to May 24, 2010 (expressed as units of BRL per 1 USD)

May 2010	Page 14

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

RUB (# RUB / 1 USD)	High	Low	Period End
2005
First Quarter	28.19500	27.44870	27.86210
Second Quarter	28.68000	27.70800	28.63000
Third Quarter	28.83120	28.16000	28.49770
Fourth Quarter	28.98140	28.42950	28.74140
2006
First Quarter	28.74140	27.66510	27.70490
Second Quarter	27.71650	26.73160	26.84550
Third Quarter	27.05000	26.67260	26.79580
Fourth Quarter	26.97970	26.17040	26.32550
2007
First Quarter	26.59900	25.97360	25.98600
Second Quarter	26.04260	25.68540	25.74490
Third Quarter	25.89020	24.85880	24.85880
Fourth Quarter	25.05050	24.28500	24.60060
2008
First Quarter	24.78590	23.45110	23.49290
Second Quarter	23.89300	23.31790	23.44460
Third Quarter	25.74420	23.15770	25.64390
Fourth Quarter	29.58070	25.73330	29.40270
2009
First Quarter	36.37010	29.14750	33.95400
Second Quarter	34.18150	30.54710	31.15270
Third Quarter	32.76680	29.99660	30.01540
Fourth Quarter	30.83390	28.68800	30.03500
2010
First Quarter	30.48610	29.13620	29.42050
Second Quarter (through May 24, 2010)	31.42500	28.91940	30.92250

Russian ruble January 1, 2005 to May 24, 2010 (expressed as units of RUB per 1 USD)

May 2010	Page 15

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

INR (# INR / 1 USD)	High	Low	Period End
2005
First Quarter	43.93000	43.42000	43.74500
Second Quarter	43.83000	43.29000	43.48500
Third Quarter	44.15000	43.17500	44.01500
Fourth Quarter	46.31000	44.12750	45.05000
2006
First Quarter	45.09250	44.11750	44.62250
Second Quarter	46.39000	44.60120	46.04000
Third Quarter	46.87500	45.77000	45.86750
Fourth Quarter	45.88000	44.27000	44.27000
2007
First Quarter	44.65750	43.03500	43.47500
Second Quarter	43.14500	40.49000	40.72250
Third Quarter	41.31620	39.70350	39.84500
Fourth Quarter	39.90000	39.27750	39.41250
2008
First Quarter	40.73000	39.26500	40.11750
Second Quarter	43.04000	39.76500	43.04000
Third Quarter	46.95500	42.06370	46.95500
Fourth Quarter	50.29000	46.61000	48.80250
2009
First Quarter	51.97000	48.25500	50.73000
Second Quarter	50.52000	46.94750	47.90500
Third Quarter	49.08250	47.51750	48.11000
Fourth Quarter	47.75500	46.09120	46.52500
2010
First Quarter	46.81120	44.91750	44.91750
Second Quarter (through May 24, 2010)	46.97620	44.29380	46.97620

Indian rupee January 1, 2005 to May 24, 2010 (expressed as units of INR per 1 USD)

May 2010	Page 16

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

MYR (# MYR / 1 USD)	High	Low	Period End
2005
First Quarter	3.80000	3.80000	3.80000
Second Quarter	3.80000	3.80000	3.80000
Third Quarter	3.80000	3.74630	3.76900
Fourth Quarter	3.78100	3.76950	3.77950
2006
First Quarter	3.77900	3.68310	3.68310
Second Quarter	3.68750	3.57650	3.67450
Third Quarter	3.69500	3.64150	3.68800
Fourth Quarter	3.69550	3.52700	3.52700
2007
First Quarter	3.52150	3.45270	3.45810
Second Quarter	3.48350	3.38700	3.45450
Third Quarter	3.51500	3.40260	3.40900
Fourth Quarter	3.41350	3.31150	3.31150
2008
First Quarter	3.31120	3.15850	3.19340
Second Quarter	3.27600	3.13200	3.26650
Third Quarter	3.47100	3.21850	3.43750
Fourth Quarter	3.64000	3.43620	3.46750
2009
First Quarter	3.72800	3.46600	3.64750
Second Quarter	3.64750	3.47150	3.51910
Third Quarter	3.59750	3.46150	3.46150
Fourth Quarter	3.47900	3.36050	3.42650
2010
First Quarter	3.44400	3.26380	3.26380
Second Quarter (through May 24, 2010)	3.32050	3.18250	3.31950

Malaysian ringgit January 1, 2005 to May 24, 2010 (expressed as units of MYR per 1 USD)

May 2010	Page 17

90% Principal Protected Currency-Linked Notes due May 24, 2012
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for partially capital protected currency-linked notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for partially capital protected currency-linked notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at .www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for partially capital protected currency-linked notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at .www.sec.gov as follows:

Prospectus Supplement for Partially Capital Protected Currency-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for currency-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

May 2010	Page 18